EXHIBIT 99.2

EMERGENT BIOSOLUTIONS ANNOUNCES EXPIRATION OF THE HART-SCOTT-RODINO WAITING PERIOD FOR EMERGENT'S ACQUISITION OF CANGENE CORPORATION

ROCKVILLE, Maryland—January 28, 2014—Emergent BioSolutions Inc. (NYSE: EBS) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, in connection with Emergent's proposed acquisition of Cangene Corporation (TSX: CNJ), has expired.  The expiration of the waiting period for antitrust review of the proposed acquisition satisfies one of the conditions to the closing of the acquisition.

As announced on December 11, 2013, Emergent and Cangene have entered into a definitive agreement under which Emergent will acquire all of the outstanding common shares of Cangene in an all-cash transaction valued at $3.24 per share on a fully diluted basis for an aggregate purchase price of $222 million.

Completion of the acquisition is subject to approval by 66 2/3% of the votes cast by Cangene shareholders at a special shareholder meeting scheduled for February 12, 2014, approval by the Ontario Superior Court of Justice at a hearing scheduled for February 18, 2014, and other customary closing conditions.  The transaction is expected to close before the end of the first quarter of 2014.

About Emergent BioSolutions Inc.
Emergent BioSolutions is a specialty pharmaceutical company seeking to protect and enhance life by offering specialized products to healthcare providers and governments to address medical needs and emerging health threats.  Additional information about the company may be found at www.emergentbiosolutions.com.

Follow us on twitter: @emergentbiosolu

Emergent BioSolutions Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the expected closing of the transaction and any other statements containing the words "believes", "expects", "anticipates", "intends", "plans", "forecasts", "estimates" and similar expressions, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including uncertainties as to the satisfaction of closing conditions with respect to the transaction, including the timing and receipt of Cangene shareholder and Canadian court approvals, and our ability to successfully integrate the business and realize the potential benefits of the transaction. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

###

Emergent BioSolutions Investor Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Emergent BioSolutions Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com